UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025

loanDepot, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40003	85-3948939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6561 Irvine Center Drive Irvine, California 92618
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (888) 337-6888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	LDI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 6, 2025, loanDepot, Inc. (the “Company” or “loanDepot”) entered into an Amended and Restated Settlement and Cooperation agreement, (the “A&R Cooperation Agreement”) with Anthony Hsieh (“Hsieh”) and certain of his affiliates (collectively, the “Hsieh Stockholders”).  The A&R Cooperation Agreement amends and restates the settlement and cooperation agreement between the Company and the Hsieh Stockholders previously entered into on April 4, 2023 (the “Previous Agreement”).

Pursuant to the terms of the A&R Cooperation Agreement, the Hsieh Stockholders agreed to reinstate and extend certain provisions of the Previous Agreement, including customary standstill, voting and other obligations with respect to the election or removal of directors with regard to the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). These provisions are effective until the date that is 30 days prior to the deadline for stockholder nominations for director elections for the Company’s 2026 annual meeting of stockholders. In addition, the A&R Cooperation Agreement memorializes the Board’s (i) approval of Dawn Lepore and John Lee as the Company’s Class I nominees who will stand for re-election at the 2025 Annual Meeting; and (ii) appointment of Nikul Patel as an advisor to the Board and the executive team, effective as of such date as agreed upon between the Board and Mr. Patel and with such compensation as approved by the Board.  As a result, Frank Martell’s term as a Class I director shall expire at the 2025 Annual Meeting, at which time he shall step down from the Board, and the size of the Board will be decreased from eight (8) to seven (7) directors as of such time.

An accomplished FinTech executive, Mr. Patel is founder and CEO of LoanGlide Inc., a point-of-sale financing platform. Prior to that, Mr. Patel was an executive at LendingTree, an online lending marketplace, from June 2012 to February 2019. During his tenure, he managed Product and Strategy for the company as a Chief Product & Strategy Officer. He was also Chief Operating Officer for the company from June 2015 to November 2016. Prior to LendingTree Mr. Patel served as President of Home-Account.com, a Silicon Valley start-up with an online mortgage shopping experience. From 1997 to 2008, Mr. Patel held various senior management roles involving technology products and services at Intel Corporation. In addition, Mr. Patel co-founded Movoto.com, an online real estate shopping website.

The foregoing descriptions of the A&R Cooperation Agreement do not purport to be complete and are qualified in their entirety by reference to the A&R Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition and Resignation

On March 3, 2025, the Board approved the transition and resignation of Frank Martell, the Company’s President and Chief Executive Officer (“CEO”). Mr. Martell will continue to serve as President and CEO until the earlier of June 4, 2025 or the date of the 2025 Annual Meeting (the “Transition Date”), while the Company conducts a search for a permanent CEO to succeed Mr. Martell (the “CEO Transition”). If a permanent CEO is not appointed by the Transition Date, the Board approved the appointment of Mr. Hsieh as interim CEO of the Company as of such date. Beginning March 6, 2025, Mr. Hsieh will serve as Executive Chairman, Mortgage Operations, as further described below.

On the Transition Date, Mr. Martell’s employment with the Company will terminate, which will constitute a resignation for “good reason” under his executive employment agreement. In connection with the CEO Transition, Mr. Martell entered into a transition and separation agreement and general release of claims (the “Transition Agreement”) with the Company. Subject to his execution of a confirming release of claims, Mr. Martell will receive the separation payments and benefits to which he is entitled under his executive employment agreement upon resignation for “good reason,” as described in the Company’s proxy statement for the 2024 annual meeting of stockholders, except that the cash severance will be payable in two installments in June 2025 and December 2025 and the 2025 pro-rated annual bonus will be paid at 60% of target. In addition, the Company will pay up to $25,000 of reasonable legal fees and expenses incurred in connection with the Transition Agreement and Mr. Martell will receive certain indemnification and director and officer liability insurance protections.

In addition, under the Transition Agreement, Mr. Martell has agreed to provide transition services as an advisor to the Board and the executive team (the “Board Advisor”) until the Company appoints a permanent CEO. As Board Advisor, he will receive annualized consulting fees of $75,000 and an annual award of restricted stock units with a grant date fair value of no less than $75,000, which will vest in quarterly installments over a one-year period. If Mr. Martell continues to serve as Board Advisor through July 19, 2025, his outstanding restricted stock units that would otherwise vest on July 19, 2025 will vest on such date; however, his other outstanding equity will not continue to vest during his service as a Board Advisor. In the event the Company terminates Mr. Martell’s employment or Board Advisor service without cause (as defined in his executive employment agreement) prior to July 19, 2025, Mr. Martell’s outstanding restricted stock units that would otherwise vest on April 15, 2025, April 27, 2025 and July 19, 2025 will be accelerated on the date of such termination.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Transition Agreement filed as Exhibit 10.2 hereto, which is incorporated herein by reference.

Anthony Hsieh Executive Appointment

In addition, on March 3, 2025, the Board appointed Mr. Hsieh, who currently serves as Chair of the Board, to an executive officer position of Executive Chairman, Mortgage Operations, of the Company, effective as of March 6, 2025.

Mr. Hsieh, 60, founded loanDepot and has served as Chair of the Board since February 2021. Mr. Hsieh served as Executive Chairman from April 2022 to February 2023 and as CEO of loanDepot from February 2021 to April 2022 and as the Chair and CEO of the Company’s affiliate, loanDepot.com, LLC, between December 2009 (when the business was formed) until April 2022. Mr. Hsieh has more than 30 years of experience in the lending industry. Prior to starting loanDepot, in 2002, Mr. Hsieh founded Home Loan Center, Inc., the first national online lender to offer a full spectrum of mortgage loan products featuring live interest-rate quotes and loan offerings tailored to borrowers’ needs and credit profiles. He continued to lead the business for three years after it merged with IAC’s subsidiary, LendingTree in 2004. In 1989, he acquired a mortgage brokerage company and transformed it into LoansDirect.com.

In connection with his appointment as Executive Chairman, Mortgage Operations, Mr. Hsieh and the Company entered into a letter agreement pursuant to which Mr. Hsieh will receive: (i) an annual base salary of $1, (ii) a monthly expense reimbursement allowance of $75,000, and (iii) subject to Board approval, an initial grant of 1.5 million performance stock units, which will vest in equal increments on achievement of stock price hurdles of $3, $5, and $7 based on the closing price of the Company’s Class A common stock over any 30-trading day period during the two-year performance period commencing on the Effective Date, and if Mr. Hsieh is still interim CEO as of March 1, 2026, an additional equity grant of 1.5 million performance stock units on the same terms as the initial grant. Mr. Hsieh will remain eligible to receive compensation under the Company’s director compensation program, as disclosed on the Company’s proxy statement for the 2024 annual meeting of stockholders.

The foregoing summary of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the letter agreement filed as Exhibit 10.3 hereto, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 6, 2025, the Company issued a press release announcing Mr. Martell’s transition and separation and Mr. Hsieh’s appointment as Executive Chairman, Mortgage Operations, of the Company. A copy of the press release is attached as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liability of that section, and shall not be incorporated by reference into any other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1
A&R Cooperation Agreement, dated as of March 6, 2025, by and among loanDepot, Inc., Anthony Hsieh, The JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC.

10.2	Transition, Separation and Consulting Agreement and General Release of Claims by and between the Company and Frank Martell, dated March 5, 2025
10.3	Letter Agreement by and between the Company and Anthony Hsieh, dated March 6, 2025
99.1	Press Release dated March 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

loanDepot, Inc.

Date: March 6, 2025	By:	/s/ Gregory Smallwood
	Name:	Gregory Smallwood
	Title:	Chief Legal Officer and Corporate Secretary